SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a)

of the Securities Exchange Act of 1934

Filed by the Registrant ☐

Filed by a Party other than the Registrant ☒

Check the appropriate box:

☐	Preliminary Proxy Statement
☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☐	Definitive Proxy Statement
☒	Definitive Additional Materials
☐	Soliciting Material Under Rule 14a-12

Exxon Mobil Corporation

(Name of Registrant as Specified in Its Charter)

Engine No. 1 LLC

Engine No. 1 LP

Engine No. 1 NY LLC

Christopher James

Charles Penner

Gregory J. Goff

Kaisa Hietala

Alexander Karsner

Anders Runevad

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (check the appropriate box):

☒	No fee required.

☐	Fee computed on table below per Exchange Act Rule 14a-6(i)(4) and 0-11.

1)	Title of each class of securities to which transaction applies:

2)	Aggregate number of securities to which transaction applies:

3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

4)	Proposed maximum aggregate value of transaction:

5)	Total fee paid:

☐	Fee paid previously with preliminary materials.

☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

1)	Amount Previously Paid:

2)	Form, Schedule or Registration Statement No.:

3)	Filing Party:

4)	Date Filed:

Beginning on March 17, 2021, the below statements will be advertised on search engines and social media platforms and will direct viewers to www.ReenergizeXOM.com.

•	The energy industry's changing. XOM must change as well. Vote the WHITE card TODAY. XOM's iconic status is being chipped away in the face of high debt levels. Vote the WHITE card to help protect your dividend and reverse years of underperformance.
•	It's time to Reenergize XOM. Vote with the WHITE proxy card to enhance shareholder value. Given XOM's long-running underperformance, it's time for shareholders to have their say. Vote the WHITE proxy card FOR long-term, value creation and protection of your dividend.
•	XOM's Board requires change. Vote the WHITE proxy card to refresh the XOM Board. Vote the WHITE card to elect directors with records of transformative success in energy. Given XOM's long-running underperformance, it's time for shareholders to have their say.
•	It's time to Reenergize XOM. Vote the WHITE proxy card. Your vote TODAY is critical. Vote the WHITE card to protect and enhance shareholder value at XOM. The time for change at XOM has come.
•	Are you an XOM Shareholder? Ready to reenergize XOM? Vote with the WHITE card TODAY. The energy industry and the world are changing. XOM must change as well. We urge you to submit your vote using the WHITE proxy card TODAY.